Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Netsmart Technologies, Inc. on Forms S-8 (File Nos. 333-111389, 333-101474, 333-96015, 333-133031, 333-133030 and 333-71549) and S-3 (File Nos. 333-129265 and 333-104565) of our report dated March 7, 2007, except for Note 16 as to which the date is March 14, 2007, with respect to our audits of the consolidated financial statements of Netsmart Technologies, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 and our report dated March 7, 2007 with respect to our audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Netsmart Technologies, Inc. as of December 31, 2006, which reports are included in this Annual Report on Form 10-K of Netsmart Technologies, Inc. for the year ended December 31, 2006.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of three material weaknesses.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
March 15, 2007